EXHIBIT 99

                                  Press Release

Franklin, NJ, October, 9, 1998 -Sussex Bancorp (AMEX: SBB) reported consolidated third quarter 1998 net income of $178 thousand compared with net income of $173 thousand during the same period last year.

For the nine months ending September 30, 1998, net income was $519 thousand compared to $457 thousand reported for the same period last year, representing a 13.6% increase. Earnings per share, after adjusting for the dilution of effective stock options, was $.36 for the nine months ended September 30, 1998 compared to $.32 for the period ended September 30, 1997.

Total assets as of September 30, 1998 increased to $129.7 million from total assets of $114.3 million as of December 31, 1997. Total loans as of September 30, 1998 increased to $69.1 million from total loans of $68.0 million as of December 31, 1997. Total deposits as of September 30, 1998 increased to $119.7 million from $104.9 million as of December 31, 1997.

Sussex Bancorp, through its subsidiary, Sussex County State Bank, operates seven branches in Franklin, Vernon, Sparta, Montague, Wantage, Newton, and Andover in northwestern New Jersey.



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